CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
4.50% Senior Notes due 2022	$750,000,000	99.855%	$748,912,500	$85,825
5.95% Senior Notes due 2042	$550,000,000	99.291%	$546,100,500	$62,583
Guarantees of Senior Notes	(2)	(2)	(2)	(2)
Total	$1,300,000,000	—	$1,295,013,000	$148,409

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	In accordance with Rule 457(n) of the Securities Act, no separate fee is payable with respect to guarantees of the senior notes being registered.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-169400
Registration No. 333-169400-01
Registration No. 333-169400-02

Prospectus Supplement

March 30, 2012

(To prospectus dated September 16, 2010)

Weatherford International Ltd.

(a Bermuda exempted company)

$750,000,000 4.50% Senior Notes due 2022

$550,000,000 5.95% Senior Notes due 2042

Fully and unconditionally guaranteed by

Weatherford International Ltd. (a Swiss joint-stock corporation)	Weatherford International, Inc. (a Delaware corporation)

We will pay interest on the notes of each series on April 15 and October 15 of each year, beginning on October 15, 2012. The 2022 notes will mature on April 15, 2022 and the 2042 notes will mature on April 15, 2042. We may redeem some of the notes from time to time or all of the notes at any time at the redemption prices set forth in this prospectus supplement. We use the term “notes” in this prospectus supplement to refer collectively to both series of notes.

The notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.

The notes will be fully and unconditionally guaranteed on a senior, unsecured basis by our parent company, Weatherford International Ltd., a Swiss joint-stock corporation, and by one of our subsidiaries, Weatherford International, Inc., a Delaware corporation. The guarantee by our Swiss parent will rank equal in right of payment to all of our Swiss parent’s existing and future senior, unsecured indebtedness. The guarantee by Weatherford International, Inc. will rank equal in right of payment to all of Weatherford International, Inc.’s existing and future senior, unsecured indebtedness.

Investing in the notes involves risks. Please read “Risk Factors” on page S-4 of this prospectus supplement and page 1 of the accompanying prospectus.

	Price to Public (1)	Underwriting Discount	Proceeds to Weatherford (1)
Per 2022 Note	99.855%	0.650%	99.205%
Total	$748,912,500	$4,875,000	$744,037,500
Per 2042 Note	99.291%	0.875%	98.416%
Total	$546,100,500	$4,812,500	$541,288,000

(1)	Plus accrued interest, if any, from April 4, 2012, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company, including its participants, Euroclear and Clearstream Banking, on or about April 4, 2012.

Joint Book-Running Managers

J.P. MORGAN CITIGROUP	MORGAN STANLEY DEUTSCHE BANK SECURITIES

Co-Managers

UBS Investment Bank	Goldman, Sachs & Co.	Wells Fargo Securities
Credit Agricole CIB	DNB Markets	RBC Capital Markets
RBS	Mitsubishi UFJ Securities	Barclays
SunTrust Robinson Humphrey	Standard Chartered Bank	UniCredit Capital Markets
HSBC

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” under the U.S. Securities Act of 1933, as amended, which we refer to as the “Securities Act,” using a “shelf” registration process. Under this shelf registration process, we are offering to sell the notes using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of the notes offering. The accompanying prospectus gives more general information, some of which may not apply to this offering. If the information contained in this prospectus supplement varies from the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement. Any financial information contained in the accompanying prospectus does not give effect to our recent restatement described on page S-3 of this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus supplement, any free writing prospectus, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Neither the delivery of this prospectus supplement or the accompanying prospectus or other offering material (including any free writing prospectus) nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus supplement or the accompanying prospectus or other offering material or in our affairs since the date of this prospectus supplement or the accompanying prospectus or other offering material.

Unless the context requires otherwise or unless otherwise noted, as used in this prospectus supplement:

•	“Weatherford Bermuda” and the “issuer” refers to Weatherford International Ltd., a Bermuda exempted company and wholly-owned, indirect subsidiary of Weatherford Switzerland;

•

“Weatherford Switzerland” and the “company,” “we,” “us” or “our” refers to Weatherford International Ltd., a Swiss joint-stock corporation, and its subsidiaries (including Weatherford Bermuda and Weatherford Delaware) on a consolidated basis; and

•	“Weatherford Delaware” refers to Weatherford International, Inc., a Delaware corporation and wholly-owned, indirect subsidiary of Weatherford Switzerland.

Consent under the Exchange Control Act 1972 (and its related regulations) has been granted by the Bermuda Monetary Authority for the issue and transfer of securities of Bermuda companies (other than Equity Securities) to and between non-residents of Bermuda for exchange control purposes. This prospectus supplement and the accompanying prospectus will be filed with the Registrar of Companies in accordance with Bermuda law. In granting such consent and in accepting this prospectus supplement and the accompanying prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus supplement or the accompanying prospectus.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s Web site at http://www.sec.gov and at our Web site at http://www.weatherford.com. Information on our Web site is not incorporated by reference in this prospectus supplement or the accompanying prospectus. You may also access, read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. In addition, our SEC filings may be read and copied at the New York Stock Exchange at 11 Wall Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with the SEC into this prospectus supplement, which means that we are disclosing important information to you by referring you to other documents we have filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC (which excludes information that we furnish rather than file under the SEC rules) will automatically update and supersede this information. We incorporate by reference the following documents:

•	our annual report on Form 10-K for the year ended December 31, 2011; and

•

our current reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 13, 2012, February 21, 2012, February 22, 2012, March 23, 2012, March 29, 2012 and March 30, 2012.

In addition, all documents and reports that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” (other than information that we furnish rather than file under the SEC rules), after the date of this prospectus supplement through the termination of this offering shall be deemed to be incorporated by reference in and made a part of this prospectus supplement from the date of filing such documents and reports. In no event, however, will any of the information that we disclose under Item 2.02 or Item 7.01 of any current report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise be included in this prospectus supplement.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at our U.S. Investor Relations Department at the following address or calling the following number:

Weatherford International Ltd.

Attention: Investor Relations

2000 St. James Place

Houston, TX 77056

(713) 836-4000

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information appearing in other sections of this prospectus supplement or the accompanying prospectus. It may not contain all of the information that you should consider before investing in our notes. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the financial statements and the footnotes to those financial statements contained in those documents.

Weatherford

We are one of the world’s leading providers of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells. We operate in over 100 countries and have manufacturing facilities and sales, service and distribution locations in nearly all of the oil and natural gas producing regions in the world.

Our principal executive offices are located at 4-6 Rue Jean-Francois Bartholoni, 1204 Geneva, Switzerland and our telephone number at that location is 41.22.816.1500.

The Offering

Issuer	Weatherford Bermuda

Guarantors	Each of Weatherford Switzerland and Weatherford Delaware will fully and unconditionally guarantee the notes. Please read “Description of Notes—The Guarantees.”

Notes Offered	$750,000,000 aggregate principal amount of 4.50% Senior Notes due 2022, the “2022 notes.” $550,000,000 aggregate principal amount of 5.95% Senior Notes due 2042, the “2042 notes.”

Maturity Date	The 2022 notes will mature on April 15, 2022, unless earlier redeemed. The 2042 notes will mature on April 15, 2042, unless earlier redeemed.

Interest Rate	The 2022 notes will bear interest at 4.50% per year, accruing from April 4, 2012. The 2042 notes will bear interest at 5.95% per year, accruing from April 4, 2012.

Interest Payment Dates	April 15 and October 15 of each year, beginning October 15, 2012. Interest payments will be made to the person in whose name the notes are registered on April 1 and October 1 immediately preceding the applicable interest payment date.

Covenants	Weatherford Bermuda will issue the notes under an indenture entered into with Deutsche Bank Trust Company Americas, as trustee, dated October 1, 2003, as amended and supplemented, which we refer to as the “indenture.” The indenture contains limitations on, among other things, Weatherford Bermuda’s ability to:
• incur indebtedness secured by certain liens; and • engage in certain sale-leaseback transactions. The notes will contain certain events of default.

Optional Redemption	Weatherford Bermuda may redeem the notes at its option, in whole or in part, at any time, at the redemption prices described in “Description of Notes—Optional Redemption.”

Ranking	The notes will be Weatherford Bermuda’s senior, unsecured obligations ranking equally in right of payment with its other senior, unsecured indebtedness. Please read “Description of Notes—General.” The guarantee by Weatherford Switzerland will be a senior, unsecured obligation of Weatherford Switzerland, ranking equally in right of payment with its other senior, unsecured indebtedness. The guarantee by Weatherford Delaware will be a senior, unsecured obligation of Weatherford Delaware, ranking equally in right of payment with its other senior, unsecured indebtedness. Please read “Description of Notes—General” and “—The Guarantees.”

Change of Control	Upon a change of control repurchase event, we will be required to make an offer to repurchase all outstanding notes of each series at a price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest to, but not including, the repurchase date. See “Description of Notes—Change of Control Repurchase Event.”

Use of Proceeds

We estimate that the net proceeds from the offering will be approximately $1,283.7 million after deducting the underwriting discounts and expenses related to this offering. We expect to use the net proceeds from this offering to repay existing short-term indebtedness under our commercial paper program and for general corporate purposes. Until we apply the net proceeds for the purposes described above, we may invest them in short-term liquid investments. Please read “Use of Proceeds.” Affiliates of certain of the underwriters hold notes under our commercial paper program and, in such capacity, will receive a portion of the proceeds from this offering. Please read “Underwriting (Conflicts of Interest).”

Risk Factors	You should carefully consider the information under the heading “Risk Factors” and all other information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before investing in the notes.

Additional Issuances	We may, at any time, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as either series of these notes. Any additional notes having such similar terms, together with one of the series of these notes, may constitute a single series of notes under the indenture.

For additional information regarding the notes, please read “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Summary Financial Information

The following table presents certain summary historical condensed consolidated financial information and selected historical cash flow and balance sheet data. Our summary financial information as of and for the years ended December 31, 2011 and 2010 is derived from and should be read in conjunction with our audited consolidated financial statements, which are incorporated in this prospectus supplement by reference.

Our summary financial information should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes related thereto included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,
	2011	2010 (Restated) (1)
	($ in millions)
Revenues	$12,990	$10,221
Net Income (Loss) Attributable to Weatherford	262	(152)
Depreciation & Amortization	1,135	1,047
Interest Expense, net	453	406
Ratio of Earnings to Fixed Charges	2.33x	1.36x
Cash Provided by Operating Activities	$833	$1,128
Cash Used by Investing Activities	(1,674)	(908)
Cash Provided (Used) by Financing Activities	796	(38)
Capital Expenditures	(1,524)	(977)
Total Debt	7,606	6,765

Total Debt/Capitalization	44.3%	42.2%

(1)	For more information about our restatement, please read Item 8. Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 2—Restatement of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this prospectus.

RISK FACTORS

You should consider carefully the risks identified in “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2011, together with the information under “Forward-Looking Statements” and the other risk factor information contained in the accompanying prospectus, before making an investment in the notes.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the offering of approximately $1,283.7 million after deducting the underwriting discounts and expenses related to this offering. We expect to use the net proceeds from this offering to repay existing short-term indebtedness under our commercial paper program and for general corporate purposes. None of the proceeds from this offering will be used in a manner that would trigger the application of Circulars of the Swiss Banker’s Association NR 6746 of 29 June 1993 or otherwise result in tax withholding in Switzerland with respect to amounts payable to holders of the notes. See “Certain Bermuda and Swiss Tax Considerations—Switzerland.” Until the net proceeds are applied for the purposes described above, we may invest them in short-term, liquid investments.

Our $2.25 billion revolving credit facility matures in July 2016. At December 31, 2011, we had no borrowings outstanding under our revolving credit facility. Our commercial paper program is supported by our revolving credit facility. At December 31, 2011, we had $997 million of short-term unsecured notes outstanding under our commercial paper program with a weighted average interest rate of 0.73% per annum. We also have short-term borrowings with various domestic and international institutions pursuant to uncommitted facilities. At December 31, 2011, we had $14 million in short-term borrowings under these arrangements with a weighted average interest rate of 6.36% per annum. The short-term indebtedness that will be repaid with the net proceeds of the offering was incurred for general corporate purposes, including capital expenditures and business acquisitions.

Affiliates of certain of the underwriters hold notes under our commercial paper program and, in such capacity, will receive a portion of the proceeds from this offering. Please read “Underwriting (Conflicts of Interest).”

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Year Ended December 31,
	2011	2010(b)	2009(b)	2008(b)	2007(b)
Ratio of earnings to fixed charges (a):	2.33x	1.36x	1.53x	5.72x	7.31x

(a)	For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. “Earnings” represent the aggregate of (a) our earnings (loss) before income taxes, minority interest, discontinued operations and equity in earnings of unconsolidated investees and (b) fixed charges, net of interest capitalized plus (c) distributed income from equity investments. “Fixed charges” represent interest (whether expensed or capitalized), the amortization of capitalized debt costs and original issue discount and that portion of rental expense on operating leases deemed to be the equivalent of interest.

(b)	Restated.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2011 (i) on an actual basis and (ii) on an as-adjusted basis to give effect to the issuance and sale of the notes and the application of the estimated net proceeds in the manner described in “Use of Proceeds.” This table should be read in conjunction with our historical consolidated financial statements, including the notes to those statements, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2011
	Actual	As Adjusted
	(In millions)
Cash and Cash Equivalents	$371	$658

Short-term Borrowings and Current Portion of Long-term Debt	1,320	323
Long-term Debt:
5.95% Senior Notes due 2012	273	273
5.15% Senior Notes due 2013	297	297
4.95% Senior Notes due 2013	252	252
5.50% Senior Notes due 2016	357	357
6.35% Senior Notes due 2017	613	613
6.00% Senior Notes due 2018	498	498
9.625% Senior Notes due 2019	1,030	1,030
5.125% Senior Notes due 2020	799	799
4.50% Senior Notes due 2022 offered hereby	—	749
6.50% Senior Notes due 2036	596	596
6.80% Senior Notes due 2037	298	298
7.00% Senior Notes due 2038	498	498
9.875% Senior Notes due 2039	247	247
6.750% Senior Notes due 2040	598	598
5.95% Senior Notes due 2042 offered hereby	—	546
Other Long-term Debt	239	239
Less: Current Portion of Long-term Debt(a)	(309)	(309)

Total Long-term Debt	6,286	7,581

Total Debt	7,606	7,904
Shareholders’ Equity	9,553	9,553

Total Capitalization	$17,159	$17,457

(a)	Represents the amount of Long-term Debt due within twelve months of December 31, 2011 that is included in Short-term Borrowings and Current portion of Long-term Debt.

DESCRIPTION OF NOTES

The following description of notes supplements and, to the extent inconsistent, replaces the description of the general terms and provisions of the senior debt securities set forth in the accompanying prospectus. The notes are to be issued under an indenture, dated as of October 1, 2003, among Weatherford Bermuda, Weatherford Switzerland, as guarantor, Weatherford Delaware, as guarantor, and Deutsche Bank Trust Company Americas, as trustee, as amended, which is more fully described in the accompanying prospectus. Weatherford Bermuda will issue the notes pursuant to resolutions of its board of directors and a supplemental indenture setting forth specific terms applicable to the notes (the “supplemental indenture”). The statements under this caption relating to the notes, the indenture and the supplemental indenture are brief summaries only and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture, the supplemental indenture and the notes, the forms of which are available from us. Capitalized terms used in this section have the meanings set forth in the accompanying prospectus or the indenture or supplemental indenture. Unless the context otherwise requires, the terms “we,” “us” and “our” as used in this section refer to Weatherford Bermuda, all references to “Weatherford Bermuda” mean Weatherford Bermuda only, all references to “Weatherford Switzerland” mean Weatherford Switzerland only and all references to “Weatherford Delaware” mean Weatherford Delaware only.

We have summarized selected provisions of the indenture and the supplemental indenture below. The following summary is a description of the material provisions of the indenture and the supplemental indenture. It does not restate those documents in their entirety. We urge you to read the indenture and the supplemental indenture because they, and not this description, define the rights of holders of the notes.

General

The notes offered by this prospectus supplement will be Weatherford Bermuda’s senior, unsecured obligations and will rank equally in right of payment with all of its other senior, unsecured indebtedness from time to time outstanding. The notes will not limit other indebtedness or securities that we, Weatherford Switzerland or Weatherford Delaware or any of our or their subsidiaries may incur or issue, or, except as described below under “Covenants,” contain financial or similar restrictions on us or any of our subsidiaries. The notes will be effectively subordinated to all existing and future obligations of our non-guarantor subsidiaries. The notes do not have a sinking fund. We may, without the consent of the holders of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms, and the same CUSIP number, as the notes. Any additional notes having such similar terms, together with the notes, will constitute a single series of notes under the indenture.

We conduct a substantial part of our operations through our subsidiaries. To the extent of such operations, holders of debt securities will have a position junior to the prior claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preference shareholders, except to the extent that we may ourself be a creditor with recognized claims against any subsidiary. Our ability to pay the principal, premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to us of dividends, debt principal and interest or other charges by our subsidiaries.

The indenture and the supplemental indenture do not limit the amount of debt securities that may be issued thereunder. They allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Principal and Maturities

The aggregate principal amount of the 2022 notes offered under this prospectus supplement is $750 million, which will mature on April 15, 2022, unless earlier redeemed. The aggregate principal amount of the 2042 notes offered under this prospectus supplement is $550 million, which will mature on April 15, 2042, unless earlier redeemed.

Interest

The notes will bear interest at the respective rates reflected on the cover page of this prospectus supplement (computed based on a 360-day year consisting of twelve 30-day months) for the period from April 4, 2012 to, but excluding, their respective dates of maturity. Interest on the notes will be payable semi-annually on April 15 and October 15 of each year, beginning October 15, 2012 for interest accruing from April 4, 2012. Interest payments will be made to the persons in whose names the notes are registered on April 1 and October 1 (whether or not a business day) immediately preceding the related interest payment date.

The Guarantees

The notes will be fully and unconditionally guaranteed on a senior unsecured basis by each of Weatherford Switzerland and Weatherford Delaware pursuant to a guarantee included in the indenture. Pursuant to the guarantees, to the fullest extent permitted by applicable law, each of Weatherford Switzerland and Weatherford Delaware will, jointly and severally, guarantee the due and punctual payment of the principal of, and interest and premium on, the notes, when the same shall become due, whether by acceleration or otherwise. The guarantee will be enforceable against Weatherford Switzerland and Weatherford Delaware without any need to first enforce the notes against Weatherford Bermuda.

The guarantees provided by Weatherford Switzerland will be Weatherford Switzerland’s senior, unsecured general obligations, will rank on par with all of Weatherford Switzerland’s unsecured, unsubordinated indebtedness and will be effectively subordinated to all existing and future obligations of Weatherford Switzerland’s subsidiaries (other than Weatherford Bermuda). The guarantees provided by Weatherford Delaware will be Weatherford Delaware’s senior, unsecured general obligations, will rank on par with all of Weatherford Delaware’s senior, unsecured indebtedness and will be effectively subordinated to all existing and future obligations of Weatherford Delaware’s subsidiaries.

As of December 31, 2011, Weatherford Bermuda had approximately $6.2 billion of indebtedness outstanding, and Weatherford Delaware had approximately $1.3 billion of indebtedness outstanding, excluding debt to Weatherford Bermuda and its wholly-owned subsidiaries, and in each case excluding existing guarantees of indebtedness of the other. As of that date, Weatherford Switzerland had no indebtedness outstanding (on a non-consolidated basis) apart from guarantees of indebtedness of Weatherford Bermuda and Weatherford Delaware under outstanding debt securities and revolving credit facilities.

Form

The notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 or integral multiples of $1,000 in excess of $2,000. The notes will be initially issued as global securities. Please read “Book-Entry, Delivery and Form” for additional information concerning the notes and the book-entry system. The Depository Trust Company (“DTC”) will be the depositary with respect to the notes. Settlement of the sale of the notes to J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., on behalf of the underwriters, will be in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity or earlier redemption, as the case may be, and secondary market trading activity in the notes will therefore settle in immediately available funds. We will make all payments of principal and interest in immediately available funds to DTC in The City of New York.

Optional Redemption

Commencing on January 15, 2022 (the date that is 90 days prior to the maturity date of the 2022 notes), we may redeem the 2022 notes at our option, in whole or in part, at a redemption price equal to 100% of the principal amount of 2022 notes then outstanding to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Prior to January 15, 2022 (the date that is 90 days prior to the maturity date of the 2022 notes), we may redeem the 2022 notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of:

•	100% of the principal amount of 2022 notes then outstanding to be redeemed, plus accrued and unpaid interest thereon to the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 2022 notes then outstanding to be redeemed (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (computed based on a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 35 basis points (0.35%), as calculated by an Independent Investment Banker, plus accrued and unpaid interest thereon to the redemption date.

Commencing on October 17, 2041 (the date that is 180 days prior to the maturity date of the 2042 notes), we may redeem the 2042 notes at our option, in whole or in part, at a redemption price equal to 100% of the principal amount of 2042 notes then outstanding to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Prior to October 17, 2041 (the date that is 180 days prior to the maturity date of the 2042 notes), we may redeem the 2042 notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of:

•	100% of the principal amount of 2042 notes then outstanding to be redeemed, plus accrued and unpaid interest thereon to the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 2042 notes then outstanding to be redeemed (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (computed based on a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 40 basis points (0.40%), as calculated by an Independent Investment Banker, plus accrued and unpaid interest thereon to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life, as defined below, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means (a) the average of five Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if an Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. or Deutsche Bank Securities Inc. or any of their respective successors, as designated by us, or if all such firms are unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

“Reference Treasury Dealer” means:

•

to J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. or Deutsche Bank Securities Inc. and each of their respective successors; provided that, if any such Reference Treasury Dealer ceases to be a primary U.S. Government securities dealer in the United States, or Primary Treasury Dealer, we will substitute another Primary Treasury Dealer; and

•	up to one other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

We will mail a notice of redemption at least 30 days but no more than 60 days before the redemption date to each holder of notes to be redeemed. If we elect to partially redeem the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

If we plan to redeem any of the notes, before the redemption occurs, we will not be required to:

•

issue, register the transfer of, or exchange any note selected for redemption during the period beginning 15 days before the notice of redemption is mailed and ending on the day the notice is mailed; or

•

after the notice of redemption is mailed, register the transfer of or exchange any note selected for redemption, except, if we are redeeming only a part of a note, we are required to register the transfer of or exchange the unredeemed portion of the note if the holder so requests.

Unless we default in payment of the redemption price on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Change of Control Repurchase Event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described above, holders of each series of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such series of notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the supplemental indenture. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of the applicable series of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the applicable series of notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the supplemental indenture and described in such notice. Weatherford Bermuda must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

A redomestication of Weatherford Switzerland or, if a redomestication has previously occurred, the parent company resulting from such previous redomestication (in either case, the “Weatherford Parent Company”) will not constitute a Change of Control if, among other conditions, substantially all the shareholders of the Weatherford Parent Company immediately before the redomestication beneficially hold the shares of the resulting parent following the redomestication.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Weatherford Parent Company and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase our notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Weatherford Parent Company and its subsidiaries taken as a whole to another person may be uncertain.

The paying agent will promptly mail (but in any case not later than five days after the Change of Control Payment Date) to each holder of notes who has properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If holders of not less than 95% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us, as described below, purchases all of the notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the date of redemption.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means, with respect to either series of notes, the notes are rated below Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Weatherford Parent Company), in one or a series of related transactions, of all or substantially all of the properties or assets of the Weatherford Parent

Company, and its subsidiaries taken as a whole to any person (as such term is used in Section 13(d) of the Exchange Act) other than the Weatherford Parent Company or one of its subsidiaries or a person controlled by the Weatherford Parent Company or one of its subsidiaries; (b) the consummation of any transaction (including, without limitation, any merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction) the result of which is that any person (as such term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of voting shares of the Weatherford Parent Company (excluding a redomestication of the Weatherford Parent Company); (c) the first day on which a majority of the members of the Weatherford Parent Company’s Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Weatherford Parent Company who (a) was a member of such Board of Directors on the date of the issuance of the notes; or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, appointment or election (either by a specific vote or by approval of the Weatherford Parent Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent under any successor ratings categories of Moody’s) by Moody’s and BBB- (or the equivalent under any successor ratings categories by S&P) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (a) each of Moody’s and S&P; and (b) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Weatherford Parent Company (as certified by a resolution of the Weatherford Parent Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Mergers and Sale of Assets

The indenture provides that we may not consolidate or amalgamate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

•	the successor or resulting person assumes all of our obligations under the indenture; and

•	we or the successor or resulting person will not immediately be in default under the indenture.

Upon the assumption of our obligations by a successor or resulting person, subject to certain exceptions, we will be discharged from all obligations under the indenture.

Modification of Indenture

The indenture provides that our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding notes affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent.

Events of Default

Under the indenture and the supplemental indenture, the notes will contain certain events of default. “Event of default,” when used in the indenture and the supplemental indenture with respect to each series of notes, means any of the following:

•	failure to pay the principal of or any premium on the notes of that series when due;

•	failure to pay interest on the notes of that series for 30 days;

•	failure to perform any other covenant in the indenture or the supplemental indenture that continues for 90 days after being given written notice;

•	certain events in bankruptcy, insolvency or reorganization of us; or

•	failure to deposit any sinking fund payment when due.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The terms of the notes do not include any cross-default provision that would be triggered in the event of a default of any other indebtedness of ours or the guarantors. The trustee may withhold notice to the holders of the notes of either series of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of those holders.

If an event of default for either series of notes occurs and continues, the trustee or the holders of 25% percent of the aggregate principal amount of the outstanding notes of that series may declare the entire principal of all the notes of that series to be due and payable immediately. If this occurs, subject to certain conditions, the holders of a majority in principal amount of the outstanding notes of that series can void the declaration.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. If they provide this reasonable indemnification, the holders of a majority in principal amount of the notes of either series may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for the notes of that series.

Covenants

Except to the extent described below, the indenture does not limit the amount of indebtedness or other obligations that we may incur.

Under the indenture and/or supplemental indenture relating to the notes, we have agreed to:

•	pay the principal of, interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture;

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium; and

•

not use any of the net proceeds received by it from the issuance and sale of the notes in a manner that would trigger the application of Circulars of the Swiss Bankers’ Association NR 6746 of 29 June 1993 or otherwise result in tax withholding in Switzerland with respect to amounts payable to holders of the notes.

The supplemental indenture also includes the following covenants relating to limitations on liens and restrictions on sale-leaseback transactions.

Limitation on Liens

The supplemental indenture provides that Weatherford Switzerland will not, nor will it permit any of its direct or indirect subsidiaries to, create, assume, incur or suffer to exist any lien upon any property, whether owned or leased on the date of the supplemental indenture or thereafter acquired, to secure any of its debt or debt of any other person (other than the notes), without causing all of the notes to be secured equally and ratably with, or prior to, the new debt so long as new debt is secured. This restriction does not prohibit Weatherford Switzerland or its subsidiaries from creating the following:

•	certain liens existing, or provided for under the terms of existing agreements, on the date that any debt securities are issued under the supplemental indenture;

•	liens on current assets to secure current liabilities;

•

certain liens that are created within one year after acquisition, completion and/or commencement of commercial operation on property acquired, constructed, altered or improved by Weatherford Switzerland or any of its subsidiaries;

•	certain preexisting liens on any property acquired and liens on property of a subsidiary existing at the time it became a subsidiary of Weatherford Switzerland;

•	liens in favor of Weatherford Switzerland or any of its subsidiaries;

•	certain liens in favor of governmental bodies to secure progress, advance or other payments;

•	liens on any property securing indebtedness incurred for the purpose of financing the purchase price or the cost of constructing, installing or improving the property;

•	liens on any property securing indebtedness issued or guaranteed by governmental bodies;

•	permitted liens; and

•	any extension, renewal or replacement of any of the foregoing.

Notwithstanding the foregoing, under the indenture and the supplemental indenture Weatherford Switzerland may, and may permit any of its subsidiaries to, issue, assume or guarantee secured indebtedness which would otherwise be subject to the foregoing restrictions, in an aggregate amount which, with all other such secured indebtedness, does not exceed 15% of Weatherford Switzerland’s consolidated net worth. For purposes of this paragraph, “consolidated net worth” means the amount of total shareholders’ equity shown in Weatherford Switzerland’s most recent consolidated statement of financial position.

For purposes of this covenant, “permitted liens” means: (a) any governmental lien, mechanics’, materialmen’s, carriers’ or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction; (b) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (c) liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by us or any subsidiary in good faith; (d) liens of, or to secure performance of, leases; (e) any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (f) any lien upon property or assets acquired or sold by us or any subsidiary resulting from the exercise of any rights arising out of defaults or receivables; (g) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (h) any lien upon any property or assets in accordance with customary banking practice to secure any debt incurred by us or any subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or (i) any lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any lien securing industrial development, pollution control, or similar revenue bonds.

Sale-Leaseback Transactions

The supplemental indenture provides that Weatherford Switzerland will not, and it will not permit any of its subsidiaries to, enter into any sale-leaseback transaction, unless:

•

at the time of entering into such sale-leaseback transaction, Weatherford Switzerland or its applicable subsidiary would be entitled under the indenture and any applicable supplemental indenture to mortgage the property under the indenture for an amount equal to the proceeds of the sale-leaseback transaction without equally and ratably securing the notes in compliance with the exceptions to the liens covenant in the indenture and any applicable supplemental indenture;

•

within a period commencing six months prior to the consummation of the sale-leaseback transaction and ending six months after the consummation of such transaction, Weatherford Switzerland or its applicable subsidiary expend an amount equal to all or a portion of the net proceeds of such sale-leaseback transaction for property used or to be used in the ordinary course of its or its subsidiaries’ businesses, and has elected to designate that amount as a credit against such sale-leaseback transaction, with any such amount not so designated to be applied as set forth in the next clause; or

•

during the 12-month period after the effective date of the sale-leaseback transaction, Weatherford Switzerland or its applicable subsidiary applies to the retirement of the notes or any of its pari passu indebtedness:

(a)	an amount equal to the proceeds of the property sold in the sale-leaseback transaction, which shall not be less than the fair value of such property at the time of entering into such sale-leaseback transaction, less

(b)	an amount equal to the principal amount of the notes and pari passu indebtedness retired by it within that 12-month period and not designated as a credit against any other sale-leaseback transaction by Weatherford Switzerland or any of its subsidiaries during that period.

For purposes of the indenture and the supplemental indenture, a “sale-leaseback transaction” means any arrangement with any person providing for the leasing by Weatherford Switzerland or any of its subsidiaries, for a period of more than three years, of any real or personal property, which property has been or is to be sold or transferred by Weatherford Switzerland or any of its subsidiaries to such person in contemplation of such leasing.

Payment and Transfer

Principal, interest and any premium on fully registered notes will be made at our agency maintained for that purpose in New York, New York and at any other office or agency maintained by us for such purpose paid at designated places. At our option, payment of interest, other than interest due on the maturity date, may be made by check mailed to the address of the person entitled thereto as such address shall appear in our register of holders or by wire transfer to an account designated by a holder.

Fully registered securities may be transferred or exchanged at the corporation trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The notes of each series may be issued in whole or in part in the form of one or more global certificates that we will deposit with the depositary for the notes. See “Book-Entry, Delivery and Form” for the specific terms of the depositary arrangement with respect to the notes.

Defeasance

We may choose to either discharge our obligations on the notes in a legal defeasance, or to be released from covenant restrictions on, the notes of either series in a covenant defeasance. We may do so with respect to the notes of either series at any time on the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due on the stated maturity date or a redemption date of the notes of that series. If we choose the legal defeasance option with respect to the notes of either series, the holders of the notes of that series will not be entitled to the benefits of the indenture, except for certain obligations, including obligations to register the transfer or exchange of notes, to replace lost, stolen or mutilated notes, to pay principal and interest on the original stated due dates and certain other obligations set forth in the indenture.

We may discharge our obligations under the indenture and the supplemental indenture or be released from covenant restrictions with respect to the notes of either series only if we meet certain requirements. Among other things, we must deliver to the trustee an opinion of our legal counsel to the effect that holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service or a change in U.S. federal income tax law since the date of the indenture. We may not have a default on the notes discharged on the date of deposit.

Governing Law

The indenture is, and the supplemental indenture and the notes will be, governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of notes will be given by mail to the addresses of such holders as they appear in the security register for such notes.

No Personal Liability of Officers, Directors, Employees or Shareholders

No director, officer, employee or shareholder, as such, of ours or any of our affiliates shall have any personal liability in respect of our obligations under the indenture or the supplemental indenture or the notes by reason of his, her or its status as such.

Information Concerning the Trustee

Deutsche Bank Trust Company Americas is the trustee under the indenture. A successor trustee may be appointed in accordance with the terms of the indenture.

The indenture and the provisions of the Trust Indenture Act of 1939 (the “Trust Indenture Act”) incorporated by reference therein contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

BOOK-ENTRY, DELIVERY AND FORM

DTC, New York, New York, including its participants, Euroclear and Clearstream, will act as securities depository for the global notes. The notes will be issued in fully registered form, registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered certificates will be issued as global notes for the notes of each series in the aggregate principal amount of the notes of such series. These global notes will be deposited with DTC.

DTC has advised us and the underwriters of the following matters. The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for the accuracy thereof.

DTC, the world’s largest depository, is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. We do not intend these internet addresses to be active links or to otherwise incorporate the content of the Web sites into this prospectus supplement.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Operator under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants.

Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. We, the underwriters and the trustee do not take any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of notes (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmations from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct or Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders, defaults, and proposed amendments to the documents governing the notes. For example, Beneficial Owners of Notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global notes of any series unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in the listing attached to the omnibus proxy).

Principal and interest payments on the global notes (including any redemption payments) will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from Weatherford Delaware, or the trustee, in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC nor its nominee, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Principal and interest payments (including any redemption payments) on the global notes made to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of us or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the notes of any series at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor depository is not obtained, certificates representing the notes of such series in fully registered form are required to be printed and delivered to Beneficial Owners.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates representing the notes in fully registered form are required to be printed and delivered to Beneficial Owners.

Neither Weatherford Switzerland or any of its subsidiaries (including Weatherford Bermuda and Weatherford Delaware), the trustee nor the underwriters will have any responsibility or obligation to Direct or Indirect Participants, or to the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the notes, or payments to, or the providing of notice to, Direct or Indirect Participants or Beneficial Owners.

The notes will trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in the notes will, therefore, settle in immediately available funds. We will make all applicable payments of principal, premium (if any) and interest on the notes issued as global notes in immediately available funds.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of the notes by holders who purchase notes for cash at their original issuance at their “issue price” (i.e., the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters). This discussion is not a complete discussion of all the potential tax consequences of the ownership and disposition of notes that may be relevant to you. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued under the Code, administrative rulings and court decisions, all as in effect on the date of this prospectus supplement, and all of which are subject to change, possibly on a retroactive basis. Further, no advance tax ruling has been sought or obtained from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences described below.

For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of notes and you are a “U.S. person” for U.S. federal income tax purposes. You are a “non-U.S. holder” if you are a beneficial owner of notes that is neither a U.S. holder nor a partnership. A “U.S. person” is:

•	an individual who is a citizen of the United States or a resident alien of the United States for U.S. federal income tax purposes;

•

a corporation or other business entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable regulations to be treated as a U.S. person.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

This discussion only applies to holders who hold the notes as “capital assets” within the meaning of Section 1221 of the Code. The tax treatment of holders of the notes may vary depending upon their particular situations. Certain holders, including insurance companies, tax exempt organizations, financial institutions, retirement plans, regulated investment companies, real estate investment trusts, securities brokers or dealers, traders in securities that elect to use a mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, pass-through entities and their investors, expatriates, U.S. holders whose functional currency is not the U.S. dollar, taxpayers subject to the alternative minimum tax, any person who actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote (and any person that is related to such an owner of our stock) and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other risk reduction transaction, may be subject to special rules not discussed below.

This discussion does not address any estate, gift, foreign, state or local taxes. In addition, this discussion does not address (a) the tax consequences of investing in the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or (b) potential withholding or reporting obligations arising under the Hiring Incentives to Restore Employment Act.

We urge you to consult your own tax advisors regarding the particular U.S. federal income tax consequences to you of owning and disposing of notes, any tax consequences that may arise under the laws of any relevant foreign, state, local or other taxing jurisdiction or under any applicable tax treaty, as well as possible effects of changes in federal or other tax laws. Holders who purchase notes subsequent to their original issuance should consult their own tax advisors with respect to the tax treatment of any market discount or bond premium associated with the purchase of such notes.

U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will generally apply to you if you are a U.S. holder of the notes. Material consequences to non-U.S. holders of the notes are described under “Non-U.S. Holders” below.

Pre-Issuance Accrued Interest

If the settlement date occurs later than the expected date set forth on the cover of this prospectus supplement, a portion of a U.S. holder’s purchase price for the notes may be attributable to the amount of interest accrued prior to the date the notes are issued (such amount, “pre-issuance accrued interest”). In such event, the notes may be treated for U.S. federal income tax purposes as having been sold to such holder for an amount that excludes any pre-issuance accrued interest. If the notes are so treated, then a portion of the first stated interest payment equal to any excluded pre-issuance accrued interest would be treated as a return of such pre-issuance accrued interest and would not be taxable as interest on the notes.

Payments of Interest

We do not intend to issue the notes at a discount that will exceed a de minimis amount of original issue discount. Accordingly, interest on a note generally will be includable in your income as ordinary income at the time the interest is either received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition to interest on the notes, a U.S. holder will be required to include in income tax withheld, if any, from interest payments, notwithstanding that such withheld tax is not in fact received by such holder.

All such amounts of interest should constitute foreign source interest income for U.S. federal income tax purposes. If any non-U.S. income taxes were to be paid or withheld in respect of payments on the notes, a U.S. holder may be eligible, subject to a number of complex limitations, for a deduction or a foreign tax credit. The rules governing foreign tax credits are complex and a U.S. holder of notes should consult its tax advisor regarding the availability of the foreign tax credit in its situation. With certain exceptions, interest on the notes included in gross income by a U.S. holder will be treated as passive income for purposes of computing the foreign tax credit allowable under the Code.

In certain circumstances (see “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control Repurchase Event”), we may be obligated to pay amounts on the notes that are in excess of stated interest and principal. We intend to take the position that there is no more than a remote likelihood that we will make the payments, and the notes should accordingly not be treated as contingent payment debt instruments because of these additional payments. Our determination that the payment of such additional amounts is a remote contingency is binding upon all holders of the notes, unless a holder properly discloses to the IRS that such holder is taking a contrary position. If the IRS successfully challenged this position, the notes could be treated as contingent payment debt instruments and, in such a case, the U.S. holder could be required to accrue interest income at a rate that is different from (and potentially higher than) the interest income the U.S. holder might otherwise accrue on the notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of the notes. U.S. holders of the notes are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof. This summary assumes our position is respected.

Sale, Exchange or Other Taxable Disposition of the Notes

Upon a sale, taxable exchange, retirement, redemption, repurchase or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount received upon such taxable disposition (less any amount attributable to accrued but unpaid interest, which will be taxable as described above under “Payments of Interest”) and the U.S. holder’s adjusted tax basis in the note at that time. A U.S. holder’s adjusted tax basis in a note will generally equal such holder’s original purchase price for the note.

Gain or loss realized by a U.S. holder on the sale, taxable exchange, retirement or other taxable disposition of a note generally will be treated as U.S. source capital gain or loss, and will be long-term capital gain or loss if, at the time of sale, exchange, retirement or other taxable disposition, the note has been held for more than one year; otherwise, the capital gain or loss will be short-term. Under current law, net long-term capital gain recognized by certain non-corporate U.S. holders is generally taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations. You should consult your tax advisor regarding the treatment of capital gains and losses.

Information Reporting and Backup Withholding

In general, information reporting will apply to certain payments of interest on the notes and to the proceeds from the sale, taxable exchange, retirement or other taxable disposition of a note paid to U.S. holders that are not exempt recipients. Additionally, a backup withholding tax (currently at a rate of 28% but increasing to 31% after December 31, 2012) will apply to such payments if a U.S. holder fails to provide a correct taxpayer identification number or certification of exempt status or fails to report full dividend and interest income or otherwise fails to comply with applicable requirements of the backup withholding rules. In addition to being subject to backup withholding, a U.S. holder may in certain circumstances be subject to penalties imposed by the IRS if the U.S. holder does not provide a correct taxpayer identification number or an adequate basis for an exemption from backup withholding.

Certain persons are exempt from backup withholding, including corporations and financial institutions. Other U.S. holders generally will be eligible for an exemption from backup withholding upon providing a properly completed IRS Form W-9 (or substitute form) to us, our paying agent or the person who would otherwise be required to withhold U.S. federal income tax, as applicable. Backup withholding is not an additional tax. If backup withholding applies to you, you may use the amounts withheld as a refund or credit against your U.S. federal income tax liability, as long as you timely provide specific information to the IRS. We will furnish annually to the IRS, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest and the amount of backup withholding, if any, with respect to applicable payments made in connection with the notes.

Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will generally apply to you if you are a non-U.S. holder of the notes.

Pre-Issuance Accrued Interest

A portion of a non-U.S. holder’s purchase price for the notes may be attributable to pre-issuance accrued interest. In such event, such portion would be treated as described in “U.S. Holders—Pre-Issuance Accrued Interest” above.

Taxation of Interest and Disposition

In general and subject to the discussion below under “Information Reporting and Backup Withholding,” a non-U.S. holder will not be subject to U.S. federal income tax, including withholding tax on stated interest on notes or gain upon the disposition of notes, unless:

•

with respect to both interest on notes or gain upon the disposition of notes, the interest or gain is “U.S. trade or business income,” which means income or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and in the case of a non-U.S. holder that is eligible to claim the benefits of an income tax treaty with the United States, is attributable to a permanent establishment or a fixed base in the United States); or

•

with respect to gain upon the disposition of notes, such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

Interest will not be treated as U.S. trade or business income unless the non-U.S. holder has an office or other fixed place of business in the United States to which the interest is attributable and derives the interest in an active conduct of a banking, financing or similar business within the United States or is received by a corporation whose principal business is trading in stocks or securities for its own account. Gain upon the disposition of notes will not be treated as U.S. trade or business income unless the non-U.S. Holder has an office or other fixed place of business in the United States to which the gain is attributable. U.S. trade or business income of a non-U.S. holder generally will be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. holder. Non-U.S. holders that realize U.S. trade or business income with respect to the notes should consult their tax advisors as to the treatment of such income. In addition, U.S. trade or business income of a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate as provided by an applicable income tax treaty.

Information Reporting and Backup Withholding

Payments to a non-U.S. holder of interest on a note, and amounts withheld from such payments, if any, may be required to be reported to the IRS and to such non-U.S. holder. U.S. backup withholding tax generally will not apply to payments of interest and principal on a note to a non-U.S. holder if the non-U.S. holder certifies to us, our paying agent or the person who would otherwise be required to withhold U.S. federal income tax, on a properly completed and executed IRS Form W-8BEN or an applicable substitute form, under penalties of perjury, that such non-U.S. holder is not a U.S. person and provides his or her name and address or the non-U.S. holder otherwise establishes an exemption, provided that we, our paying agent, or the person who would otherwise be required to withhold U.S. federal income tax, as applicable, does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person.

The payments of the proceeds of the disposition of notes to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless a non-U.S. holder properly certifies under penalties of perjury as to his or her non-U.S. status and specific other conditions are met or the non-U.S. holder otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a non-U.S. holder of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a U.S. person (including a foreign branch or office of such person), a controlled foreign corporation within the meaning of the Code, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of the non-U.S. holder’s non-U.S. status and has no actual knowledge to the contrary or unless the non-U.S. holder otherwise establishes an exemption.

Non-U.S. holders are urged to consult their tax advisors regarding the application of information reporting and backup withholding to their particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules may be allowed as a credit against his or her U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided such non-U.S. holder timely furnishes the required information to the IRS.

CERTAIN BERMUDA AND SWISS TAX CONSIDERATIONS

Bermuda

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by Weatherford Bermuda or holders of the notes in respect of the notes. Weatherford Bermuda has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to Weatherford Bermuda or to any of its operations or to its shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by Weatherford Bermuda in respect of real property owned or leased by it in Bermuda. We can provide no assurance as to whether Weatherford Bermuda will be able to obtain a similar assurance from the Minister of Finance of Bermuda with respect to periods subsequent to March 31, 2035. As an exempted company, Weatherford Bermuda is liable to pay, in Bermuda, an annual registration fee based on its assessable capital, comprising the amount of its authorized share capital and share premium account, at a rate not exceeding $31,120 per annum.

Switzerland

Currently, there is no Swiss withholding tax on payments by Weatherford Switzerland under its guarantee of the notes. Moreover, no Swiss withholding tax will be imposed on payments of interest by Weatherford Bermuda, provided that (a) none of the proceeds from the offer of notes will be used in a manner that would trigger the application of Circulars of the Swiss Bankers’ Association NR 6746 of 29 June 1993, and (b) no interest payment is made through a paying agent in Switzerland (such as a Swiss Bank) to an individual resident in an EU Member State.

UNDERWRITING (CONFLICTS OF INTEREST)

We intend to offer the notes to institutional investors through the underwriters named below. J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are acting as representatives of the underwriters. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters, severally, have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriter	2022 Notes	2042 Notes
J.P. Morgan Securities LLC	$123,750,000	$90,750,000
Morgan Stanley & Co. LLC	123,750,000	90,750,000
Citigroup Global Markets Inc.	63,750,000	46,750,000
Deutsche Bank Securities Inc.	63,750,000	46,750,000
UBS Securities LLC	29,375,000	21,542,000
Goldman, Sachs & Co.	29,375,000	21,542,000
Wells Fargo Securities, LLC	29,375,000	21,542,000
Credit Agricole Securities (USA) Inc.	29,375,000	21,542,000
DNB Markets, Inc.	29,375,000	21,542,000
RBC Capital Markets, LLC	29,375,000	21,542,000
RBS Securities Inc.	29,375,000	21,542,000
Mitsubishi UFJ Securities (USA), Inc.	29,375,000	21,542,000
Barclays Capital Inc.	29,375,000	21,541,000
SunTrust Robinson Humphrey, Inc.	29,375,000	21,541,000
Standard Chartered Bank	29,375,000	21,541,000
UniCredit Capital Markets LLC	29,375,000	21,541,000
HSBC Securities (USA) Inc.	22,500,000	16,500,000

Total	$750,000,000	$550,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering prices on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of 0.40% of the principal amount of the 2022 notes and 0.50% of the principal amount of the 2042 notes. The underwriters may allow, and the dealers may reallow, on sales to other dealers a discount not in excess of 0.25% of the principal amount of the 2022 notes and 0.25% of the principal amount of the 2042 notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering of notes (expressed as a percentage of the principal amount of the notes):

Paid by us
Per 2022 note	0.650%
Per 2042 note	0.875%
Total	$9,687,500

The expenses of the offering, not including the underwriting discounts, are estimated to be $1.6 million and are payable by us.

New Issue of Notes

Each series of the notes represents a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell a principal amount of notes greater than the amount set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchase of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. These transactions may be effected in the over-the-counter market or otherwise.

Notice to Investors in Certain Jurisdictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, as defined below (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

The communication of this prospectus supplement and the accompanying prospectus and any other documents or materials relating to the offer of the notes is not being made and such documents and/or materials have not been approved by an authorized person for the purpose of section 21 of the Financial Services and Markets Act 2000, as amended. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials is only being made to persons in the United Kingdom who are investment professionals (within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“Order”), high net worth companies, or any other persons to whom it may otherwise lawfully be made, falling within Article 49(2)(a) to (d) of the Order, each a “Relevant Person,” and persons who are not Relevant Persons should not rely on this Offering Memorandum or any such other documents as aforesaid, and any investment activity to which this prospectus supplement and the accompanying prospectus or any such documents as aforesaid relate is available only to Relevant Persons.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust

(where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standard for issuance prospectuses under art.652(a) or art.1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirer of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Other Relationships (Conflicts of Interest)

In the ordinary course of business, certain of the underwriters and their respective affiliates have provided, and may in the future provide, financial advisory, investment banking and other financial and banking services, and the extension of credit, to us or our subsidiaries. These underwriters and their affiliates have received, and may in the future receive, customary fees and commissions for their services. An affiliate of Deutsche Bank Securities Inc. serves as trustee under the indenture pursuant to which the notes will be issued. Affiliates of certain of the underwriters hold notes under our commercial paper program. These affiliates will receive their respective shares of any repayment by us of amounts outstanding under such facilities from the net proceeds of the offering. Because certain of the underwriters or their affiliates or associated persons are expected to receive more than 5% of the proceeds of the offering as repayment for such debt, the offering is made in compliance with the applicable provisions of FINRA Rules 5110 and 5121. Because the notes are investment-grade rated by one or more nationally recognized statistical rating agencies, compliance with these rules only requires the disclosure set forth in this paragraph.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Baker & McKenzie LLP, with respect to U.S. legal matters, by Baker & McKenzie Geneva, with respect to Swiss legal matters, and by Conyers Dill & Pearman Limited, our special Bermuda counsel, with respect to Bermuda legal matters. Certain legal matters relating to the securities offered by this prospectus supplement and the accompanying prospectus will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas, with respect to U.S. legal matters, and by Appleby, underwriters’ Bermuda counsel, with respect to Bermuda legal matters.

EXPERTS

The consolidated financial statements of Weatherford International Ltd. appearing in Weatherford International Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2011 (including the schedule appearing therein), and the effectiveness of Weatherford International Ltd.’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which conclude, among other things, that Weatherford International Ltd. did not maintain effective internal control over financial reporting as of December 31, 2011, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Weatherford International Ltd.

(a Bermuda exempted company)

Debt Securities

Weatherford International Ltd. (a Swiss joint-stock corporation)	Weatherford International, Inc. (a Delaware corporation)
Guarantees of Debt Securities	Guarantees of Debt Securities

Weatherford International Ltd., a Bermuda exempted company (“Weatherford Bermuda”), may offer and sell from time to time in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, non-convertible senior unsecured debt securities. The debt securities may be guaranteed by Weatherford International Ltd., a Swiss joint-stock corporation (“Weatherford Switzerland”), and Weatherford International, Inc., a Delaware corporation (“Weatherford Delaware”). We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you make your investment decision. This prospectus may not be used to consummate sales of securities of Weatherford Bermuda, Weatherford Switzerland or Weatherford Delaware, unless it is accompanied by a prospectus supplement.

The registered shares of Weatherford Switzerland are listed for trading on the New York Stock Exchange under the symbol “WFT.”

Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the headings “Forward-Looking Statements” beginning on page iii and “Risk Factors” beginning on page 1 herein and in the applicable prospectus supplement and any related free writing prospectus and under similar headings in the other documents incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 16, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” under the U.S. Securities Act of 1933, as amended, which we refer to as the “Securities Act,” using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell an indeterminate amount of the debt securities and the guarantees described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer, which is not meant to be a complete description of the debt securities and the guarantees. Each time we offer securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the debt securities and the specific terms of the guarantees offered. A prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. We urge you to read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below. You should rely only on the information incorporated by reference or provided in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell in any jurisdiction in which the offer is not permitted.

You should not assume that the information in the prospectus, any prospectus supplement, any related free writing prospectus and any document incorporated by reference is accurate as of any date other than the dates of those documents. Neither the delivery of this prospectus or any applicable prospectus supplement or other offering material (including any free writing prospectus) nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or other offering material or in our affairs since the date of this prospectus or any applicable prospectus supplement or other offering material.

Unless the context requires otherwise or unless otherwise noted, as used in this prospectus or any prospectus supplement:

•	“Weatherford Bermuda” and the “issuer” refers to Weatherford International Ltd., a Bermuda exempted company and wholly owned, indirect subsidiary of Weatherford Switzerland.

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“Weatherford Switzerland” and the “company,” “we,” “us” or “our” refers to Weatherford International Ltd., a Swiss joint-stock corporation, and its subsidiaries (including Weatherford Bermuda and Weatherford Delaware), on a consolidated basis.

•	“Weatherford Delaware” refers to Weatherford International, Inc., a Delaware corporation and wholly owned, indirect subsidiary of Weatherford Switzerland.

Consent under the Exchange Control Act of 1972 (and its related regulations) has been granted by the Bermuda Monetary Authority for the issue and transfer of securities of Bermuda companies (other than Equity Securities) to and between non-residents of Bermuda for exchange control purposes. This prospectus may be filed with the Registrar of Companies in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

ABOUT US

We are one of the world’s leading providers of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells. We operate in over 100 countries and have manufacturing facilities and sales, service and distribution locations in nearly all of the oil and natural gas producing regions in the world.

Weatherford Switzerland is incorporated in Switzerland and is the ultimate parent company of the Weatherford group. Each of Weatherford Bermuda and Weatherford Delaware is an indirect, wholly owned subsidiary of Weatherford Switzerland. Weatherford Switzerland currently conducts all of its operations through its subsidiaries, including Weatherford Bermuda and Weatherford Delaware.

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Our principal executive offices are located at 4-6 Rue Jean-Francois Bartholoni, 1204 Geneva, Switzerland and our telephone number at that location is 41.22.816.1500.

WHERE YOU CAN FIND MORE INFORMATION

Each time that we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with the applicable prospectus supplement, will include or refer you to all material information relating to each offering.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s Web site at http://www.sec.gov and at our Web site at http://www.weatherford.com. Information on our Web site is not incorporated by reference in this prospectus. You may also access, read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. In addition, our SEC filings may be read and copied at the New York Stock Exchange at 11 Wall Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to other documents we have filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our annual report on Form 10-K for the year ended December 31, 2009, as amended;

•	our quarterly reports on Form 10-Q for the three months ended March 31, 2010 and June 30, 2010, as amended; and

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our current reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on March 23, 2010, March 31, 2010, April 9, 2010, April 13, 2010, May 13, 2010, May 24, 2010, June 23, 2010, June 28, 2010 and September 15, 2010.

In addition, all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” (other than information furnished rather than filed), shall be deemed to be incorporated by reference in and made a part of this prospectus from the date of filing such documents and reports. In no event, however, will any of the information that we disclose under Item 2.02 or Item 7.01 of any current report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise be included in, this prospectus.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at our U.S. Investor Relations Department at the following address or calling the following number:

Weatherford International Ltd.

Attention: Investor Relations

515 Post Oak Boulevard

Houston, Texas 77027

(713) 693-4000

FORWARD-LOOKING STATEMENTS

This prospectus includes, and any accompanying prospectus supplement may include, “forward-looking statements” within the meaning of Section 27A of the Securities Act and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements may be found in this prospectus regarding the financial position, business strategy, possible or assumed future results of operations, and other plans and objectives for our future operations. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will likely result” and similar expressions are forward-looking statements.

From time to time, we update the various factors we consider in making our forward-looking statements and the assumptions we use in those statements. However, we undertake no obligation to publicly update or revise any forward-looking events or circumstances that may arise after the date of this prospectus, except as required by applicable law. The following sets forth the various assumptions we use in our forward-looking statements, as well as risks and uncertainties relating to those statements. Certain of the risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this prospectus and in our other disclosures. These risks and uncertainties include, but are not limited to, the following:

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Global political, economic and market conditions could affect projected results. Our operating results and the forward-looking information we provide are based on our current assumptions about oil and natural gas supply and demand, oil and natural gas prices, rig count and other market trends. Our assumptions on these matters are in turn based on currently available information, which is subject to change. The oil and natural gas industry is extremely volatile and subject to change based on political and economic factors outside our control. Worldwide drilling activity, as measured by average worldwide rig counts, increased in each year from 2002 to 2008. However, activity began declining in the fourth quarter of 2008, particularly in North America. The weakened global economic climate has resulted in lower demand and lower prices for oil and natural gas, which has reduced drilling and production activity, which in turn resulted in lower than expected revenues and income in 2009 and the first half of 2010 and may affect our future revenues and income. Our projections assume that the decline in North America rig activity reached its trough during 2009. Worldwide drilling activity and global demand for oil and natural gas may also be affected by changes in governmental policies and debt loads, laws and regulations related to environmental or energy security matters, including those addressing alternative energy sources and the risks of global climate change. We have assumed global demand will continue to be down in 2010 and thereafter compared to 2008 and only slightly up compared to 2009. In 2010, worldwide demand may be significantly weaker than we have assumed.

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We may be unable to recognize our expected revenues from current and future contracts. Our customers, many of whom are national oil companies, often have significant bargaining leverage over us and may elect to cancel or revoke contracts, not renew contracts, modify the scope of contracts or delay contracts, in some cases preventing us from realizing expected revenues and/or profits. Our projections assume that our customers will honor the contracts we have been awarded and that those contracts and the business that we believe is otherwise substantially firm will result in anticipated revenues in the periods for which they are scheduled.

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Currency fluctuations could have a material adverse financial impact on our business. A material change in currency rates in our markets, such as the devaluation of the Venezuelan Bolivar experienced during the first quarter of 2010, could affect our future results as well as affect the carrying values of our assets. World currencies have been subject to much volatility. In addition, due to the volatility we may be unable to enter into foreign currency contracts at a reasonable cost. As we are not able to predict changes in currency valuations, our forward-looking statements assume no material impact from future changes in currency exchange rates.

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Our ability to manage our workforce could affect our projected results. In a climate of decreasing demand, we are faced with managing our workforce levels to control costs without impairing our ability to provide service to our customers. Our forward-looking statements assume we will be able to do so.

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Increases in the prices and availability of our raw materials could affect our results of operations. We use large amounts of raw materials for manufacturing our products and some of our fixed assets. The price of these raw materials has a significant impact on our cost of producing products for sale or producing fixed assets used in our business. We have assumed that the prices of our raw materials will remain within a manageable range and will be readily available. If we are unable to obtain necessary raw materials or if we are unable to minimize the impact of increased raw material costs or to realize the benefit of cost decreases in a timely fashion through our supply chain initiatives or pricing, our margins and results of operations could be adversely affected.

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Our ability to manage our supply chain and business processes could affect our projected results. We have undertaken efforts to improve our supply chain, invoicing and collection processes and procedures. These undertakings include costs, which we expect will result in long-term benefits of our business processes. Our forward-looking statements assume we will realize the benefits of these efforts.

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Our long-term growth depends upon technological innovation and commercialization. Our ability to deliver our long-term growth strategy depends in part on the commercialization of new technology. A central aspect of our growth strategy is to improve our products and services through innovation, to obtain technologically advanced products through internal research and development and/or acquisitions, to protect proprietary technology from unauthorized use and to expand the markets for new technology by leveraging our worldwide infrastructure. The key to our success will be our ability to commercialize the technology that we have acquired and demonstrate the enhanced value our technology brings to our customers’ operations. Our major technological advances include, but are not limited to, those related to controlled pressure drilling and testing systems, expandable solid tubulars, expandable sand screens and intelligent well completion. Our forward-looking statements have assumed successful commercialization of, and above-average growth from, these new products and services, as well as legal protection of our intellectual property rights.

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Nonrealization of expected benefits from our redomestication could affect our projected results. We operate through our various subsidiaries in numerous countries throughout the world including the United States. During the first quarter of 2009, we completed a transaction in which our former parent Bermuda company became a wholly owned subsidiary of Weatherford International Ltd., a Swiss joint-stock corporation, and holders of common shares of the Bermuda company received one registered share of the Swiss company in exchange for each common share that they held. Consequently, we are or may become subject to changes in tax laws, treaties or regulations or the interpretation or enforcement thereof in the U.S., Bermuda, Switzerland or any other jurisdictions in which we or any of our subsidiaries operates or is resident. Our income tax expense is based upon our interpretation of the tax laws in effect in various countries at the time that the expense was incurred. If the U.S. Internal Revenue Service or other taxing authorities do not agree with our assessment of the effects of such laws, treaties and regulations, this could have a material adverse effect on us including the imposition of a higher effective tax rate on our worldwide earnings or a reclassification of the tax impact of our significant corporate restructuring transactions.

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Nonrealization of expected benefits from our acquisitions could affect our projected results. We expect to gain certain business, financial and strategic advantages as a result of business acquisitions we undertake, including synergies and operating efficiencies. Our forward-looking statements assume that we will successfully integrate our business acquisitions and realize the benefits of those acquisitions.

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The downturn in our industry could affect the carrying value of our goodwill. As of June 30, 2010, we had approximately $4.1 billion of goodwill. Our estimates of the value of our goodwill could be reduced in the future as a result of various factors, including market factors, some of which are beyond our control. Our forward-looking statements do not assume any future goodwill impairment. Any reduction in the fair value of our businesses may result in an impairment charge and therefore adversely affect our results.

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Adverse weather conditions in certain regions could adversely affect our operations. In the summers of 2005 and 2008, the Gulf of Mexico suffered several significant hurricanes. These hurricanes and associated hurricane threats reduced the number of days on which we and our customers could operate, which resulted in lower revenues than we otherwise would have achieved. In parts of 2006, and particularly in the second quarters of 2007 and 2008, climatic conditions in Canada were not as favorable to drilling as we anticipated, which limited our potential results in that region. Similarly, unfavorable weather in Russia, China, Mexico and in the North Sea could reduce our operations and revenues from those areas during the relevant period. Our forward-looking statements assume weather patterns in our primary areas of operations will be conducive to our operations.

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U.S. Government and internal investigations could affect our results of operations. We are currently involved in government and internal investigations involving various of our operations. We have begun negotiations with the government agencies to resolve these matters, but we cannot yet anticipate the timing, outcome or possible impact of the ultimate resolution of these investigations, financial or otherwise. The government agencies involved in these investigations have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of trade sanction laws, the Foreign Corrupt Practices Act and other federal statutes including, but not limited to, injunctive relief, disgorgement, fines, penalties and modifications to business practices and compliance programs. In recent years, these agencies and authorities have entered into agreements with, and obtained a range of penalties against, several public corporations and individuals in similar investigations, under which civil and criminal penalties were imposed, including in some cases fines and other penalties and sanctions in the tens and hundreds of millions of dollars. These agencies likely will seek to impose penalties of some amount against us for past conduct, but the ultimate amount of any penalties we may pay cannot be reasonably estimated currently. Under trade sanction laws, the U.S. Department of Justice may also seek to impose modifications to business practices, including immediate cessation of all business activities in specific countries or other limitations that decrease our business, and modifications to compliance programs, which may increase compliance costs. Any injunctive relief, disgorgement, fines, penalties, sanctions or imposed modifications to business practices resulting from these investigations could adversely affect our results of operations. Through June 30, 2010, we have incurred $53 million for costs in connection with our exit from certain sanctioned countries and incurred $108 million for legal and professional fees in connection with complying with and conducting these ongoing investigations. This amount excludes the costs we have incurred to augment and improve our compliance function. We may have additional charges related to these matters in future periods, which costs may include labor claims, contractual claims, penalties assessed by customers, and costs, fines, taxes and penalties assessed by the local governments, but we cannot quantify those charges or be certain of the timing of them.

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Failure in the future to ensure ongoing compliance with certain laws could affect our results of operations. In 2009, we substantially augmented our compliance infrastructure with increased staff and more rigorous policies, procedures and training of our employees regarding compliance with applicable anti-corruption laws, trade sanctions laws and import/export laws. As part of this effort, we now undertake audits of our compliance performance in various countries. Our forward-looking statements assume that our compliance efforts will be successful and that we will comply with our internal policies and applicable laws regarding these issues. Our failure to do so could result in additional enforcement action in the future, the results of which could be material and adverse to us.

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Political disturbances, war, or terrorist attacks and changes in global trade policies could adversely impact our operations. We operate in over 100 countries, and as such are at risk of various types of political activities, including acts of insurrections, war, terrorism, nationalization of assets and changes in trade policies. We have assumed there will be no material political disturbances or terrorist attacks and there will be no material changes in global trade policies that affect our business. Any further

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military action undertaken by the U.S. or other countries or political disturbances in the countries in which we conduct business could adversely affect our results of operations.

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Current turmoil in the credit markets may reduce our access to capital or reduce the availability of financial risk-mitigation tools. The worldwide credit markets have experienced turmoil and uncertainty since mid-2008. Our forward-looking statements assume that the financial institutions that have committed to extend us credit will honor their commitments under our credit facilities. If one or more of those institutions becomes unwilling or unable to honor its commitments, our access to liquidity could be impaired and our cost of capital to fund growth could increase. We use interest-rate and foreign-exchange swap transactions with financial institutions to mitigate certain interest-rate and foreign-exchange risks associated with our capital structure and our business. Our forward-looking statements assume that those tools will continue to be available to us at prices we deem reasonable. However, the failure of any counter party to honor a swap agreement could reduce the availability of these financial risk-mitigation tools or could result in the loss of expected financial benefits. Our forward-looking statements assume that we will operate with lower capital expenditures in 2010 than in 2009. However, as the business climate changes and if attractive opportunities for organic or acquisitive growth become available, we may spend capital selectively above the amounts we have budgeted.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC under the Exchange Act and the Securities Act. For additional information with respect to these factors, see “Where You Can Find More Information” above.

RISK FACTORS

Investing in our securities involves risk. There are important factors that could cause our actual results, level of activity or performance to differ materially from our past results of operations or from the results, level of activity or performance implied by the forward-looking statements contained in this prospectus or in any prospectus supplement. In particular, you should carefully consider the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2010, which are incorporated by reference into this prospectus. Other sections of this prospectus, any prospectus supplement and the documents incorporated by reference, such as “Forward-Looking Statements,” may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for us to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we will use the net proceeds received by us from the sale of the securities offered by this prospectus to finance acquisitions, refinance certain existing indebtedness and for general corporate purposes. We may invest funds not required immediately for such purposes in marketable securities and short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Six Months Ended June 30, 2010		Year Ended December 31,
			2009	2008	2007	2006	2005
Ratio of earnings to fixed charges:	0.74x	(1)	1.55x	5.79x	7.22x	9.70x	6.84x

(1)	For the six months ended June 30, 2010, earnings were insufficient to cover fixed charges by $62.2 million

For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. “Earnings” represent the aggregate of (a) our earnings (loss) before income taxes, minority interest, discontinued operations and equity in earnings of unconsolidated investees and (b) fixed charges, net of interest capitalized plus (c) distributed income from equity investments. “Fixed charges” represent interest (whether expensed or capitalized), the amortization of capitalized debt costs and original issue discount and that portion of rental expense on operating leases deemed to be the equivalent of interest.

DESCRIPTION OF DEBT SECURITIES

Any debt securities we offer under a prospectus supplement will be the direct senior unsecured general obligations of Weatherford Bermuda. The debt securities will be issued under the Indenture dated October 1, 2003 among Weatherford Bermuda, Weatherford Delaware and Deutsche Bank Trust Company Americas, as trustee, as supplemented by the Third Supplemental Indenture dated February 26, 2009 among Weatherford Bermuda, Weatherford Switzerland, Weatherford Delaware and Deutsche Bank Trust Company Americas, as trustee, which are filed as exhibits to, and incorporated by reference into, the registration statement, of which this prospectus is a part.

We have summarized selected provisions of the indenture below. The following summary is a description of the material provisions of the indenture. It does not restate the agreement in its entirety. We urge you to read the indenture because it, and not this description, defines the rights of holders of debt securities.

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “we,” “us” or “our” mean Weatherford Bermuda, all references to “Weatherford Bermuda” mean Weatherford Bermuda only, all references to “Weatherford Switzerland” mean Weatherford Switzerland only and all references to “Weatherford Delaware” mean Weatherford Delaware only.

General

The debt securities will be Weatherford Bermuda’s direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior unsecured and unsubordinated debt.

We conduct a substantial part of our operations through our subsidiaries. To the extent of such operations, holders of debt securities will have a position junior to the prior claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preference shareholders, except to the extent that we may ourself be a creditor with recognized claims against any subsidiary. Our ability to pay the principal, premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to us of dividends, debt principal and interest or other charges by our subsidiaries.

A prospectus supplement and an officer’s certificate relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange features;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued. The indenture allows debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered, coupon or global form.

Guarantee by Weatherford Switzerland

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by Weatherford Switzerland, payment of the principal, premium, if any, and interest on those senior debt securities will be unconditionally guaranteed on an unsecured, unsubordinated basis by Weatherford Switzerland. The guarantee of senior debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of Weatherford

Switzerland. Weatherford Switzerland’s guarantees will be effectively subordinated to all existing and future obligations of Weatherford Switzerland’s subsidiaries.

The obligations of Weatherford Switzerland under any such guarantee will be limited to the extent possible under applicable law to prevent the guarantee from constituting a fraudulent conveyance, fraudulent preference or fraudulent transfer.

Guarantee by Weatherford Delaware

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by Weatherford Delaware, payment of the principal, premium, if any, and interest on those senior debt securities will be unconditionally guaranteed on an unsecured, unsubordinated basis by Weatherford Delaware. The guarantee of senior debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of Weatherford Delaware. The guarantee will be released and discharged at such time as Weatherford Delaware has no outstanding debt.

The obligations of Weatherford Delaware under any such guarantee will be limited to the extent possible under applicable law to prevent the guarantee from constituting a fraudulent conveyance, fraudulent preference or fraudulent transfer.

Denominations

Unless otherwise specified in the applicable prospectus supplement relating to a series of our senior debt securities, the securities issued in registered form will be issued in denominations of $1,000 each or multiples thereof.

Mergers and Sale of Assets

The indenture provides that we may not consolidate or amalgamate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

•	the successor or resulting person assumes all of our obligations under the indenture; and

•	we or the successor or resulting person will not immediately be in default under the indenture.

Upon the assumption of our obligations by a successor or resulting person, subject to certain exceptions, we will be discharged from all obligations under the indenture.

Modification of Indenture

The indenture provides that our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent.

Events of Default

“Event of default,” when used in the indenture, means any of the following:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to deposit any sinking fund payment when due;

•	failure to pay interest on any debt security for 30 days;

•	failure to perform any other covenant in the indenture that continues for 90 days after being given written notice;

•	certain events in bankruptcy, insolvency or reorganization of us; or

•	any other event of default included in the indenture or officers’ certificate.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a specified percentage of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

Under the indenture, we have agreed to:

•	pay the principal of, interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

We have also agreed to the following covenants relating to limitations on liens and restrictions on sale-and-leaseback transactions.

Limitation on Liens

The indenture provides that we will not, nor will we permit any subsidiary to, create, assume, incur or suffer to exist any lien upon any principal property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any of our debt or any other person (other than the debt securities issued under the indenture), without causing all of the debt securities outstanding under the indenture to be secured equally and ratably with, or prior to, the new debt so long as new debt is secured. This restriction does not prohibit us from creating the following:

•	certain liens existing, or provided for under the terms of existing agreements, on the date that any debt securities are issued under the indenture;

•	liens on current assets to secure current liabilities;

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certain liens that are created within one year after acquisition, completion and/or commencement of commercial operation on property acquired, constructed, altered or improved by us or any of our subsidiaries;

•	certain preexisting liens on any property acquired and liens on property of a subsidiary existing at the time it became our subsidiary;

•	liens in favor of us or our subsidiaries;

•	certain liens in favor of governmental bodies to secure progress, advance or other payments;

•	liens on any property securing indebtedness incurred for the purpose of financing the purchase price or the cost of constructing, installing or improving the property;

•	liens on any property securing indebtedness issued or guaranteed by governmental bodies; and

•	any extension, renewal or replacement of the foregoing.

Notwithstanding the foregoing, under the indenture we may, and may permit any subsidiary to, issue, assume or guarantee secured indebtedness which would otherwise be subject to the foregoing restrictions, in an aggregate amount which, with all other such secured indebtedness, does not exceed 15% of our consolidated net worth. For purposes of this paragraph, “consolidated net worth” means the amount of total shareholders’ equity shown in Weatherford Bermuda’s most recent consolidated statement of financial position.

Sale-and-Leaseback Transactions

The indenture provides that we will not, and we will not permit any of our subsidiaries to, enter into any sale-and-leaseback transaction unless:

•

at the time of entering into such sale-and-leaseback transaction, we or our subsidiary would be entitled under the indenture to mortgage the property under the indenture for an amount equal to the proceeds of the sale-and-leaseback transaction without equally and ratably securing the notes in compliance with the exceptions to the liens covenant in the indenture;

•

within a period commencing six months prior to the consummation of the sale-and-leaseback transaction and ending six months after the consummation of such transaction, we or our subsidiary expend an amount equal to all or a portion of the net proceeds of such sale-and-leaseback transaction for property used or to be used in the ordinary course of our or our subsidiaries’ businesses, and we have elected to designate that amount as a credit against such sale-and-leaseback transaction, with any such amount not so designated to be applied as set forth in the next paragraph; or

•	during the 12-month period after the effective date of the sale-and-leaseback transaction, we apply to the retirement of the notes or any of our pari passu indebtedness:

(a)	an amount equal to the proceeds of the property sold in the sale-and-leaseback transaction, which shall not be less than the fair value of such property at the time of entering into such sale-and-leaseback transaction, less

(b)	an amount equal to the principal amount of the notes and pari passu indebtedness retired by us within that 12-month period and not designated as a credit against any other sale-and-leaseback transaction by us or any of our subsidiaries during that period.

Payment and Transfer

Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check and mailed to the persons in whose names the debt securities are registered on days specified in the indenture or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered securities may be transferred or exchanged at the corporation trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, will immediately credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Defeasance

We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to be released from covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the applicable trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due on the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for certain obligations, including obligations to register the transfer or exchange of debt securities, to replace lost, stolen or mutilated debt securities, to pay principal and interest on the original stated due dates and certain other obligations set forth in the indenture.

We may discharge our obligations under the indenture or be released from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the trustee an opinion of our legal counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service or a change in United States federal income tax law since the date of the indenture. We may not have a default on the debt securities discharged on the date of deposit.

Governing Law

The indenture is, and the debt securities will be, governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register for such debt securities.

No Personal Liability of Officers, Directors, Employees or Shareholders

No director, officer, employee or shareholder, as such, of ours or any of our affiliates shall have any personal liability in respect of our obligations under the indenture or the debt securities by reason of his, her or its status as such.

Information Concerning the Trustee

A banking or financial institution will be the trustee under the indenture. A successor trustee may be appointed in accordance with the terms of the indenture.

The indenture and the provisions of the Trust Indenture Act incorporated by reference therein, will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

Certain U.S. legal matters in connection with the securities will be passed upon for us by Baker & McKenzie LLP. Certain Bermuda legal matters in connection with the securities will be passed upon for us by our special Bermuda counsel, Conyers Dill & Pearman Limited. Certain Swiss legal matters in connection with the securities will be passed upon for us by our special Swiss counsel, Baker & McKenzie Geneva. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements of Weatherford International Ltd. and subsidiaries included in Weatherford International Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including the schedule appearing therein), and the effectiveness of Weatherford International Ltd.’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Interests of Named Experts and Counsel

Certain Bermuda legal matters in connection with the debt securities we may issue under a prospectus supplement will be passed upon for Weatherford Bermuda by its special Bermuda counsel, Conyers Dill & Pearman Limited. An employee of that firm’s affiliated company, Codan Services Limited, is Weatherford Bermuda’s secretary.

Weatherford International Ltd.

(a Bermuda exempted company)

$750,000,000 4.50% Senior Notes due 2022

$550,000,000 5.95% Senior Notes due 2042

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. MORGAN CITIGROUP	MORGAN STANLEY DEUTSCHE BANK SECURITIES

Co-Managers

UBS Investment Bank Credit Agricole CIB RBS SunTrust Robinson Humphrey	Goldman, Sachs & Co. DNB Markets Mitsubishi UFJ Securities Standard Chartered Bank HSBC	Wells Fargo Securities RBC Capital Markets Barclays UniCredit Capital Markets

March 30, 2012